Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                         THE AMERICAN PACIFIC MINT, INC.


     L.S. Smith certifies that:

     1. He is the president and Secretary of The American Pacific Mint, Inc., a Nevada corporation (the "Corporation").

     2. The board of Directors of the Corporation, by unanimous written consent action dated as of June 23, 1988, adopted resolutions to amend Article Fourth of the Articles of Incorporation and to add a new Article Fourteenth. The amendments were set forth in said resolutions and it eas further resolved that the proposed amendments and the advisability of adoption thereof br presented to stockholders at the Annual Meeting of Stockholders.

     3. At the Annual Meeting of Stockholders, a meeting duly noticed and held on August 22, 1988, the stockholders voted, in person or by proxy, to adopt the amendments as set forth and recommended by the board of directors. The amendment to Article Fourth was adopted by 12,121,298 shares of Common Stock voting in favor and 11,000 shares of Common Stock opposed. The addition of Article Fourteenth was adopted by 12,122,815 shares of Common Stock voting in favor and 8,500 shares of Common Stock voting opposed. There were a total of 16,404,088 shares of Common Stock outstanding and entitled to vote at the Annual Meeting of Stockholders.

     4.   Said   Articles   were  amended  by  the  adoption  of  the  following
          resolutions;

          1. Resolved: That Article Fourth of the Articles of Incorporation of this Corporation shall be amended to read in full as follows:

               "Fourth. Capital Stock: The total authorized capital stock of the Corporation shall consist of Ten Million (10,000,000) shares of Common Stock of the par value of one cent ($ .01) each. Each six (6) shares of the Corporation's common stock issued at the time the Certificate of Amendment containing this amendment is filed with the Secretary of State of the State of Nevada shall be and hereby are automatically changed and reclassified without further action into one (1) fully paid and nonassessable share of the Corporation's common stock, provided that no fractional shares shall be issued and instead, one
          (1) fully paid and nonassessable share of the Corporation's common stock shall be issued in the place of each fractional share resulting from such change and reclassification."


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          2.   Resolved: That Article Fourteenth is hereby added to the Articles of Incorporation of this Corporation, which Article shall read in full as follows:

                    "Fourteenth. Liabilities of officers and directors: A person who is or was a Director or Officer of the Corporation shall not be personally liable for any Breach of his/her fiduciary duty as a Director or Officer, except to the Extent such liability may not be eliminated by applicable law from time to Time in effect."


IN WITNESS WHERE OF, the undersigned hereby executed this Certificate of Amendment this 22nd day of August, 1988.


The American Pacific Mint, Inc.

/S/ L.S. Smith, President and Secretary
    -----------------------------------





FILED: AUGUST 23, 1988